Date:__________________

LEASE ACQUISITION AGREEMENT

This Lease Acquisition Agreement is by and between Santa Fe Land, LLC, (SFL), a wholly owned subsidiary of Santa Fe Operating, Inc.(SFO), Purchaser, and ___________________Seller (Land Bank), together referred to as the “Parties”, for the Purchase and Sale of Leases estimated, but not limited to, to be from 10,000 to 30,000 acres (the number of acres could vary appreciably).

Area Of Interest: This Agreement is primarily for the purchase of mineral interest leases (Leases) in, but not limited to, ____________ and _________ counties, Texas, being the primary focus area for SFL for the Barnett Shale and Marble Falls formations.

Reverse Merger: Santa Fe Petroleum, Inc. (Public) (Santa Fe) Structure: Santa Fe Operating, Inc. (SFO) is currently in the process of raising funds for the purpose of performing a reverse merger for Santa Fe to become public. Upon the completion of the Reverse Merger, both SFO and Santa Fe Land, LLC (SFL) will become wholly owned subsidiaries of Santa Fe (Public).

Deal Terms:

SFL has entered into this Lease Acquisition Agreements with Land Bank pursuant to which SFL will have the option from time-to-time to acquire leases held by Land Bank at prices to be determined based on the date of each purchase and the obligation to buy any remaining leases that Land Bank owns at the end of a two (2) year period at a price as discussed below.

As part of the commercial arrangement, SFO guarantees all obligations of SFL under the Lease Acquisition Agreement. The amount of SFO’s financial risk related to the guarantee will depend on the amount and value of the leases that Land Bank acquires. Based on current estimates SFL estimates that SFO will be guaranteeing the purchase, including the investment return to Land Bank investors, of approximately $500,000 in leases, or more, which amount is subject to change. Additionally, Land Bank may lend up to $150,000 to SFL to fund the expenses of testing the Barnett Cody #1 well owned by SFL. The aggregate purchase price for the leases will be equal to a 50% annualized return of the total investment raised by _________________ through the sale of its SFO common stock and utilized for the support of Land Bank. SFL’s acquisitions of leases may occur from time to time, but must be completed within two years from the date of this agreement. Additionally, if Land Bank has loaned funds to complete the testing of the Barnett Cody #1 well owned by SFL, the loan will bear interest at 50% per year and be payable in full not later than 18 months after the date of this agreement.

At the time SFL completes the acquisition of all the Leases or pays the loan in full, whichever is later, SFL will make an additional payment to Land Bank equal to the greater of (a) 50% of the total contributions by Participants to Land Bank less the sum of (i) Lease acquisition payments made by SFL to Land Bank in excess of Land Bank’s costs to acquire the Leases plus (ii) aggregate interest paid on the loan to SFL or (b) an amount that, after taking into account the amount and timing of all distributions from Land Bank to Participants, will repay the Participants’ contributions and provide a minimum of a 50% annual return to the Participants on their unpaid contributions over the life of their Land Bank investment.

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Additional Terms:

1. The Initial Payment (IP): The Initial Payment (IP) is due within thirty (30) days (unless extended by mutual agreement) following the above referenced Reverse Merger shall be the total of all Costs funded by Land Bank at the time of the IP and the assumption of all outstanding lease drafts and any Costs yet to be paid.

2. Assigned NRI: Land Bank will assign all NRI per lease to SFL for all Paid up Leases (lease list to be attached as Exhibit “A”) as leases are purchase.

3. Assigned Working Interest: Land Bank will assign 100% of all Working Interest (WI) to SFL.

This Agreement may be extended or amended by mutual Agreement of the Parties.

Termination: Should the reverse merger referred to above not occur for any reason within eight months of this Agreement, SFL, at its sole discretion, may terminate this Lease Purchase Agreement, and sell or utilize the acreage as it determines.

This Agreement shall be governed by and construed under the laws of the State of Texas. It is further agreed that any dispute(s) arising from this Lease Acquisition Agreement shall be settled by an Arbitrator and each party to this Agreement hereby accepts the Arbitrators decision.

This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and/or assigns.

IN WITNESS HERETO, the duly authorized representatives of the Parties have caused this Agreement to be executed as of this date first written above.

Purchaser: Santa Fe Land, LLC.	Seller: Land Bank